Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS

SECOND QUARTER 2025 RESULTS

– Enters Agreement to Acquire Industrial Property for $24.0 Million Bringing 2025 Acquisitions to Over $112 Million –

– Completes Sale of Three Retail Assets for $6.5 Million Gain –

GREAT NECK, New York, August 5, 2025 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on industrial properties, today announced operating results for the quarter ended June 30, 2025.

“We are pleased that the transformation of our portfolio to primarily industrial properties contributed positively to our results this quarter,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “During the quarter we entered into an agreement to add another industrial property and completed the sale of three non-industrial assets, further advancing our transition toward a more pure-play industrial portfolio. Our portfolio continues to demonstrate strong cash flow stability, as we remain focused on uncovering additional opportunities to grow in an accretive manner and unlock additional value for stockholders.”

Operating Results:

In the second quarter, rental income grew 12.3% year-over-year to $24.5 million, driven by the net impact of acquisitions and dispositions in 2025 and 2024, and, to a lesser extent, an increase in same store rental income from tenant reimbursements, lease amendments/extensions and new lease activity.

Total operating expenses in the second quarter of 2025 were $15.7 million, compared to $14.9 million in the second quarter of 2024. This primarily reflects higher real estate expenses, much of which is rebilled to tenants and included in rental income, and increased depreciation and amortization expense, a significant portion of which is due to properties acquired in 2024 and 2025. The 2024 period included a non-cash $1.1 million impairment.

Other Income and Expenses:

For the second quarter of 2025, net expenses were $5.9 million, compared to $4.7 million in the corresponding period of 2024. This change was primarily due to higher interest expense, resulting from an increase in the weighted average principal balance of debt outstanding and the higher interest rates on that debt.

Net Income, FFO and AFFO:

Net income attributable to One Liberty in the second quarter of 2025 was $8.4 million, or $0.39 per diluted share, compared to $9.6 million, or $0.45 per diluted share, in the second quarter of 2024. Net income in the second quarter includes a $6.5 million, or $0.30 per diluted share, gain on the sale of three assets. Net income for the corresponding quarter in 2024 includes a $7.4 million, or $0.35 per diluted share, gain from the sales of six assets.

Funds from Operations (FFO1) was $9.7 million, resulting in growth per diluted share of 4.7% to $0.45 per diluted share, for the second quarter of 2025, compared to $9.2 million, or $0.43 per diluted share, for the second quarter of 2024. Adjusted Funds from Operations (AFFO) was $10.6 million, with a diluted per share growth of 2.1% to $0.49, compared to $10.2 million, or $0.48 per diluted share, in the prior year period. The increases in FFO and AFFO were driven by higher rental income, offset by increases in interest expense and real estate operating expenses.

Diluted per share net income, FFO and AFFO were impacted negatively in the second quarter of 2025 compared to the second quarter of 2024 by an average increase of approximately 292,000 in the weighted average number of shares of common stock outstanding as a result of stock issuances in connection with the equity incentive and dividend reinvestment programs.

Acquisitions:

During the quarter, the Company entered into a contract to acquire, a 210,600 square foot, single-tenant industrial property located in Blythewood, South Carolina for $24.0 million. In connection with the acquisition, the Company anticipates obtaining new mortgage debt of approximately $14.0 million, bearing interest at 5.77% (interest-only), and maturing in 2030. The Company expects the annual base rent to be approximately $1.5 million, with annual increases of 3.5%, and expects the closing to occur by the end of the third quarter.

Dispositions:

During the quarter, One Liberty sold three retail assets, including a multi-tenant retail shopping center owned by a consolidated joint venture in which it held a 90% interest, resulting in a net gain of $6.5 million (before giving effect to the minority interest’s $972,000 share of the gain). Net proceeds to the Company, after repayment of $5.8 million in mortgage debt, totaled $18.3 million.

Balance Sheet:

At June 30, 2025, the Company had $19.0 million of cash and cash equivalents, total assets of $795.6 million, total debt of $455.0 million, and total stockholders’ equity of $303.4 million.

At August 1, 2025, One Liberty’s available liquidity was approximately $115.5 million, including $15.5 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $100 million available under its credit facility.

Subsequent Events:

On July 15, 2025, OLP, through a consolidated joint venture in which it holds a 90% interest, completed the previously announced sale of a land parcel located in Lakewood, Colorado for $3.5 million and net proceeds to the Company of approximately $2.8 million. OLP anticipates that it will recognize a $2.9 million gain (before giving effect to the minority interest’s $641,000 share of such gain) during the quarter ending September 30, 2025.

[1]	A reconciliation of GAAP amounts to non-GAAP amounts (i.e., FFO and AFFO) is presented with the financial information included in this release.

On August 1, 2025, the Company sold a retail property located in Eugene, Oregon for $6.0 million and net proceeds of approximately $5.7 million. OLP anticipates that it will recognize a $2.5 million gain from such sale during the quarter ending September 30, 2025.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In computing FFO, management does not add back to net income the amortization of costs in connection with financing activities or depreciation of non-real estate assets.

One Liberty computes adjusted funds from operations, or AFFO, by adjusting from FFO for its straight-line rent accruals and amortization of lease intangibles, deducting from income additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with our financing activities (including our share of our unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of rental income for 2025 exclude any related variable rent and the adjustments required by GAAP to present rental income, anticipated property purchases, sales, financings and/or refinancings may not be completed during the period or on the terms indicated or at all, and estimates of gains and/or net proceeds from property sales (i.e., cash collected by OLP at closing after giving effect, among other things, as applicable, to the payoff of mortgages on the properties sold and OLP non-controlling interest’s share of the proceeds) or proceeds from financing or refinancing transactions are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial properties. Many of these properties are subject to long-term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	June 30,	December 31,
	2025	2024
ASSETS
Real estate investments, at cost	$916,894	$860,752
Accumulated depreciation	(192,645)	(188,447)
Real estate investments, net	724,249	672,305

Investment in unconsolidated joint ventures	1,557	2,101
Cash and cash equivalents	19,043	42,315
Unbilled rent receivable	17,031	16,988
Unamortized intangible lease assets, net	18,961	13,649
Other assets	14,744	19,596
Total assets	$795,585	$766,954

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$448,254	$420,555
Line of credit	6,800	—
Unamortized intangible lease liabilities, net	12,168	11,752
Other liabilities	24,599	26,072
Total liabilities	491,821	458,379

Total One Liberty Properties, Inc. stockholders’ equity	303,388	307,425
Non-controlling interests in consolidated joint ventures	376	1,150
Total equity	303,764	308,575
Total liabilities and equity	$795,585	$766,954

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Rental income, net	$24,479	$21,800	$48,649	$44,246
Lease termination fees	66	—	66	250
Total revenues	24,545	21,800	48,715	44,496

Operating expenses:
Depreciation and amortization	6,827	5,965	13,372	11,986
Real estate expenses	4,891	3,976	9,929	8,446
General and administrative	3,938	3,776	8,108	7,699
Impairment loss	—	1,086	—	1,086
State tax expense (benefit)	67	47	(27)	110
Total operating expenses	15,723	14,850	31,382	29,327

Other operating income
Gain on sale of real estate, net	6,531	7,448	7,641	9,232
Operating income	15,353	14,398	24,974	24,401

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	51	43	76	96
Other income	138	276	326	543
Interest:
Expense	(5,847)	(4,750)	(11,279)	(9,467)
Amortization and write-off of deferred financing costs	(277)	(290)	(510)	(516)

Net income	9,418	9,677	13,587	15,057
Net income attributable to non-controlling interests	(987)	(124)	(1,001)	(349)
Net income attributable to One Liberty Properties, Inc.	$8,431	$9,553	$12,586	$14,708

Net income per share attributable to common stockholders - diluted	$.39	$.45	$.57	$.68

Funds from operations - Note 1	$9,695	$9,246	$19,268	$18,805
Funds from operations per common share - diluted - Note 2	$.45	$.43	$.89	$.88

Adjusted funds from operations - Note 1	$10,621	$10,229	$21,131	$20,439
Adjusted funds from operations per common share - diluted - Note 2	$.49	$.48	$.97	$.95

Weighted average number of common shares outstanding:
Basic	20,853	20,590	20,836	20,550
Diluted	20,967	20,683	20,948	20,632

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$8,431	$9,553	$12,586	$14,708
Add: depreciation and amortization of properties	6,610	5,770	12,945	11,602
Add: our share of depreciation and amortization of unconsolidated joint ventures	7	5	13	11
Add: impairment loss	—	1,086	—	1,086
Add: amortization of deferred leasing costs	217	195	427	384
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	1	—	2	1
Deduct: gain on sale of real estate, net	(6,531)	(7,448)	(7,641)	(9,232)
Adjustments for non-controlling interests	960	85	936	245
NAREIT funds from operations applicable to common stock	9,695	9,246	19,268	18,805
Deduct: straight-line rent accruals and amortization of lease intangibles	(604)	(509)	(1,258)	(1,169)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(7)	(2)	(30)	(3)
Deduct: lease termination fees	(66)	—	(66)	(250)
Deduct: other income and income on settlement of litigation	(27)	(27)	(55)	(55)
Add: amortization of restricted stock and RSU compensation	1,296	1,167	2,642	2,439
Add: amortization and write-off of deferred financing costs	277	290	510	516
Add: amortization of lease incentives	30	30	60	60
Add: amortization of mortgage intangible assets	34	34	69	69
Adjustments for non-controlling interests	(7)	—	(9)	27
Adjusted funds from operations applicable to common stock	$10,621	$10,229	$21,131	$20,439

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.39	$.45	$.57	$.68
Add: depreciation and amortization of properties	.31	.27	.61	.55
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	—	—	—
Add: impairment loss	—	.05	—	.05
Add: amortization of deferred leasing costs	.01	.01	.02	.02
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Deduct: gain on sale of real estate, net	(.30)	(.35)	(.35)	(.43)
Adjustments for non-controlling interests	.04	—	.04	.01
NAREIT funds from operations per share of common stock - diluted (a)	.45	.43	.89	.88
Deduct: straight-line rent accruals and amortization of lease intangibles	(.03)	(.01)	(.06)	(.05)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: lease termination fees	—	—	—	(.01)
Deduct: other income and income on settlement of litigation	—	—	—	—
Add: amortization of restricted stock and RSU compensation	.06	.05	.12	.11
Add: amortization and write-off of deferred financing costs	.01	.01	.02	.02
Add: amortization of lease incentives	—	—	—	—
Add: amortization of mortgage intangible assets	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.49	$.48	$.97	$.95

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.